                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )


    Filed by the registrant /X/
    Filed by a party other than the registrant / /

    Check the appropriate box:
    / /  Preliminary proxy statement
    /X/  Definitive proxy statement
    / /  Definitive additional materials
    / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
    / / Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))



                              QUIXOTE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and how it is determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:
         -----------------------------------------------------------------------
     (3) Filing party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                            [LOGO]
            NOTICE AND AGENDA OF THE ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD WEDNESDAY, NOVEMBER 19, 1997
                              --------------------

TO THE STOCKHOLDERS OF QUIXOTE CORPORATION:

    Notice is hereby given that the Annual Meeting of Stockholders of Quixote Corporation (the "Company") will be held on Wednesday, November 19, 1997, in the Assembly Room at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675. The meeting, which will commence at 10:00 a.m. Central Standard Time, will consider:

    1. The election of two (2) directors to serve for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2000;

    2. The election of one (1) director to serve for a two-year term expiring at the Annual Meeting of Stockholders to be held in 1999;

    3. The approval of the amendment to the Company's 1993 Long-Term Stock Ownership Incentive Plan;

    4. The approval of the amendment to the Company's 1991 Director Stock Option Plan;

    5. The approval of the amendment to the Company's Certificate of Incorporation; and

    6. The approval of Coopers & Lybrand L.L.P. as independent auditors for the Company.

    The Annual Meeting will also transact such other business as may properly come before it.

    Only stockholders of record at the close of business on September 23, 1997, will be entitled to notice of, and to vote at, the meeting.

    Stockholders are encouraged to attend the meeting in person. To ensure that your shares will be represented, we urge you to vote, date, sign and mail the enclosed Proxy Card in the envelope which is provided, whether or not you expect to be present at the meeting. The prompt return of your Proxy Card will be appreciated. It will also save the Company the expense of a reminder mailing.

    IT IS IMPORTANT TO YOU AND TO YOUR COMPANY THAT YOU VOTE YOUR SHARES BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD.

    WE APPRECIATE YOUR COOPERATION AND WE THANK YOU.

                                          By order of the Board of Directors,

                                                      [/S/]

                                          JOAN R. RILEY
                                          SECRETARY
Chicago, Illinois
September 29, 1997

                                I M P O R T A N T
      A PROXY STATEMENT AND PROXY CARD ARE SUBMITTED WITH THIS NOTICE. ALL STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND TO COMPLETE AND MAIL THE PROXY CARD PROMPTLY. THE ENCLOSED ENVELOPE FOR THE RETURN OF THE PROXY CARD REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A LIST OF STOCKHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING WILL BE AVAILABLE FOR INSPECTION BY ANY STOCKHOLDER FOR ANY PURPOSE GERMANE TO THE MEETING DURING ORDINARY BUSINESS HOURS FOR A PERIOD OF TEN DAYS PRIOR TO THE MEETING AT THE PRINCIPAL OFFICES OF THE COMPANY, ONE EAST WACKER DRIVE, 30TH FLOOR, CHICAGO, ILLINOIS.

                            [LOGO]

                               SEPTEMBER 29, 1997
                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD WEDNESDAY, NOVEMBER 19, 1997

                              --------------------

PROXY SOLICITATION

    This Proxy Statement is furnished to stockholders of Quixote Corporation (the "Company"), on or about September 29, 1997, in connection with the solicitation of proxies on behalf of the Board of Directors to be voted at the Annual Meeting of Stockholders on Wednesday, November 19, 1997, at 10:00 a.m., Central Standard Time, in the Assembly Room at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675, and at any adjournment thereof. The person voting the enclosed proxy may revoke it at any time before it is exercised by writing to the Secretary of the Company at its principal office, One East Wacker Drive, Chicago, Illinois 60601, or by attending the Annual Meeting and voting in person, in which case any prior proxy given will be automatically revoked.

    Properly executed proxies received prior to the meeting will be voted at the meeting. If a stockholder designates how the proxy is to be voted on any business to come before the meeting, the signed proxy will be voted in accordance with such designation. If a stockholder fails to designate how his proxy should be voted, the signed proxy will be voted for: the election of the nominees named below as Directors; the approval of the amendment of the 1993 Long-Term Stock Ownership Incentive Plan (the "Long-Term Plan"); the approval of the amendment of the 1991 Director Stock Option Plan (the "Director Plan"); the approval of the amendment of the Company's Certificate of Incorporation; and the approval of Coopers & Lybrand L.L.P. as the Company's independent auditors.

    The costs of this solicitation will be paid by the Company. Such costs include preparation, printing and mailing of the Notice of Annual Meeting, Proxy Card and this Proxy Statement. The officers and employees of the Company and its subsidiaries may solicit proxies personally or by telephone and telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to the principals, and the Company will reimburse such persons for their expenses. The Company has also retained the firm of

Morrow & Co., Inc. to assist in the solicitation of proxies at a cost of approximately $7,500 plus reasonable out-of-pocket expenses.

VOTING AT THE ANNUAL MEETING


    Stockholders of record owning the Company's common stock, $.01 2/3 par value ("Common Stock"), at the close of business on September 23, 1997, will be entitled to vote at the Annual Meeting. On that date, 8,024,576 shares of Common Stock were outstanding. Each outstanding share of Common Stock entitles the holder to one vote upon each matter presented at the Annual Meeting. The affirmative vote of a majority of all of the shares of Common Stock of the Company present in person or represented by proxy and entitled to vote at the meeting is necessary to approve the amendment of the Director Plan, the amendment of the Long-Term Plan, and the approval of Coopers & Lybrand, L.L.P., as independent auditors for the Company. The nominees for Director will be elected if they receive the affirmative vote of at least sixty percent of all votes entitled to be cast at this meeting. The approval of the amendment of the Certificate of Incorporation will be approved if it receives the affirmative vote of at least sixty percent of all votes entitled to be cast at this meeting.


    Shares voted as abstentions on any matter (or a "withhold vote for" as to Directors) will be counted as shares that are present and entitled to vote for purposes of determining a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the stockholder has abstained. Abstentions and withheld votes have the effect of votes against a matter.

    Pursuant to the New York Stock Exchange rules, brokers who hold shares of Common Stock as nominees will have discretionary authority to vote those shares on the proposals. However, if a broker submits a proxy that indicates the broker does not have discretionary authority (known as "broker non-votes"), such non-votes will be counted as shares that are present and entitled to vote for purposes of determining a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters. Accordingly, broker non-votes will have the effect of votes against a matter.

    While the Notice of Annual Meeting calls for the transaction of such other business as may properly come before the meeting, management has no knowledge of any matters to be presented for action by the stockholders except as already set forth. The enclosed proxy gives discretionary authority to the persons holding those proxies to vote in accordance with their best judgment as to any other business.

                             ELECTION OF DIRECTORS

    At the Annual Meeting, two (2) Directors are to be elected to serve three year terms until the Annual Meeting to be held in 2000 and until their successors are elected and qualified. The Company is soliciting proxies to vote for its nominees, James H. DeVries and Lawrence C. McQuade, as Directors of the Company.

    At the Annual Meeting, one (1) Director is to be elected to fill the vacancy created by the resignation of David S. Ruder. The term shall be for a two year term until the Annual Meeting to be held in 1999 and until a successor is elected and qualified. In May 1997 the Board of Directors elected Leslie J. Jezuit to fill the vacancy until the Annual Meeting and the Company is soliciting proxies for Mr. Jezuit as a Director of the Company.

    All proxies will be voted in accordance with the stated instructions. If any nominee ceases to be a candidate for election for any reason, the proxy will be voted for a substitute nominee designated by the Board. The Board of Directors currently has no reason to believe that any nominee will be either unwilling or unable to serve as a Director if elected. Proxies given by stockholders cannot be voted for more than three (3) persons. The nominees for Director will be elected if they receive the affirmative vote of at least sixty percent (60%) of all votes entitled to be cast at this meeting.

INFORMATION CONCERNING NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE.

    The information appearing in this section in regard to age and principal occupation or employment has been furnished to the Company by the respective nominees for Director and by the respective Directors continuing in office. Information relating to the beneficial ownership of the Company's Common Stock by Directors and nominees for Director is set forth in the table on page 24.

                  NOMINEES FOR DIRECTOR FOR A THREE-YEAR TERM
                                EXPIRING IN 2000

    JAMES H. DEVRIES

    Mr. DeVries, 65, has served as a Director of the Company since July 1969. Prior to his retirement from the Company in June 1997, Mr. DeVries served as Executive Vice President and Secretary of the Company, and as Secretary of Energy Absorption Systems, Inc.

    LAWRENCE C. MCQUADE

    Mr. McQuade, 70, is Chairman of Qualitas International (since 1994). In addition, he serves as a Director of Bunzl P.L.C. (since 1991) and of Oxford Analytica, Inc. (since 1988), and is a founding partner of River Capital International L.L.C. Mr. McQuade was Vice Chairman of Prudential Mutual Fund Management, Inc. from 1988 through April 1995. He was Executive Vice President and a Director of W.R. Grace & Co. from 1975 to 1987. Mr. McQuade served as Chairman of the Czech & Slovak American Enterprise Fund from August 1995 to March 1996. In 1967 to 1969 he served as Assistant Secretary, U.S. Department of Commerce. He is a graduate of Yale University, Oxford University (Rhodes Scholar), and Harvard Law School. Mr. McQuade has served as a Director of the Company since February 1992 and is a member of the Audit/Compensation Committee.

                    NOMINEE FOR DIRECTOR FOR A TWO-YEAR TERM
                                EXPIRING IN 1999

    LESLIE J. JEZUIT

    Leslie J. Jezuit, 51, was elected by the Board of Directors in May 1997 to fill the vacancy created by the resignation of David S. Ruder. Mr. Jezuit has served as President and Chief Operating Officer of the Company since January 1996 and is also Vice Chairman and a Director of Energy Absorption Systems, Inc. Mr. Jezuit is a former member of the Board of Directors of Prospectus Plus, Inc. Prior to joining the Company, Mr. Jezuit served from 1991 to 1995 as President and Chief Operating Officer of Robertshaw Controls Company, a $500 million manufacturer of HVAC, appliance and pneumatic controls. He also served as Vice President and General Manager of the Cutler-Hammer division of Eaton Corporation (1985-1991); in various positions at Federal Signal Corporation, including Group President and Vice President of Corporate Development (1980-1985); as Vice President of Marketing at Mead Digital Systems (1975-1980); and in various management positions at the Graphic Systems Division of Rockwell International (1968-1975).

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF MR. DEVRIES, MR. MCQUADE, AND MR. JEZUIT AS DIRECTORS OF THE COMPANY.

                         DIRECTORS CONTINUING IN OFFICE

    WILLIAM G. FOWLER

    Mr. Fowler, 69, is an attorney at, and a shareholder of, the law firm of Van Cott, Bagley, Cornwall & McCarthy of Salt Lake City, Utah. He joined the Board in January 1973. Mr. Fowler is the Chairman of the Audit/Compensation Committee. His current term as Director expires at the Annual Meeting to be held in 1998.

    ROBERT D. VAN ROIJEN, JR.

    Mr. van Roijen, 58, has been the President of Tox Financial Company, a private investment firm, since 1988. He was formerly associated with Control Laser Corporation, serving in various capacities from 1977 to 1987, including as Chairman of the Board and as President and Chief Executive Officer. Mr. van Roijen is also a director of Commonwealth Scientific; Applied Digital Technology; St. Leonard's Corporation; and Security Storage Company, and is a former director of Sonex Research, Inc. and AMBAR Corp. Mr. van Roijen has served as a Director of the Company since May 1993 and is a member of the Audit/Compensation Committee. His current term as Director expires at the Annual Meeting to be held in 1998.

    PHILIP E. ROLLHAUS, JR.

    Mr. Rollhaus, 63, is Chairman of the Board and the Chief Executive Officer of the Company. Mr. Rollhaus has served in these capacities and as a Director of the Company since the Company was founded in July 1969. Mr. Rollhaus also served as President of the Company from July 1969 until Mr. Leslie J. Jezuit's appointment to that office in January 1996. Mr. Rollhaus is Chairman and Chief Executive Officer of Energy Absorption Systems, Inc., a wholly-owned subsidiary of the Company. His current term as Director expires at the Annual Meeting to be held in 1999.

AUDIT/COMPENSATION COMMITTEE

    The Audit/Compensation Committee recommends the accounting firm to be employed as the Company's independent auditors to the Board; consults with the auditors regarding the audit; reviews the auditors' report or proposed report and resulting letter of comments to management; consults with the auditors and management regarding the adequacy of internal controls; determines adjustments to salaries, bonuses and other forms of compensation (including stock option grants) afforded the principal Officers of the Company and its subsidiaries; and considers any other matter relating to the Company's affairs that the Committee, in its discretion, deems appropriate. The Audit/Compensation Committee had four meetings during fiscal 1997.

    The Board of Directors does not have a nominating committee. The Board of Directors as a whole performs the functions normally performed by nominating committees.

                REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

    In fiscal 1997, Directors who were also employees of the Company were paid a fee of $1,000 for each day of scheduled meetings of the Board, plus expenses. Non-employee Directors were paid a fee of $2,000 for each day of scheduled meetings of the Board and the Audit/Compensation Committee, plus traveling and related expenses, and $500 for each telephone conference meeting. There were eight scheduled meetings (nine meeting days) and five telephone conference meetings of the Board in fiscal 1997. There was one scheduled meeting and three telephone conference meetings in fiscal 1997 of the Audit/Compensation Committee.

    Present and future Directors are eligible to receive stock options as granted from time to time by the Board of Directors pursuant to the Director Plan, subject to certain limits on the number of shares any individual Director may receive. Options are granted under the Director Plan at 100% of fair market value on the grant date and require continued service as a Director for at least a year from the grant date as a condition of exercise. On March 6, 1997, the Company granted each of the Directors options to purchase 2,000 shares of Common Stock at $9.00 per share.

    The Company maintains accidental death and disability insurance coverage in the amount of $500,000 on behalf of each of the non-employee Directors, payable to the designated beneficiary of each Director. The Company paid premiums of $385.00 for each Director to provide such insurance in fiscal 1997.

SUMMARY COMPENSATION TABLE

    The following table summarizes the total compensation earned or paid for services rendered in all capacities during each of the years ended June 30, 1997, 1996 and 1995, by the named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM COMPENSATION AWARDS
                                                                           ------------------------------------------
                                                ANNUAL COMPENSATION                          RESTRICTED
                                          -------------------------------    OTHER ANNUAL       STOCK      OPTIONS/
                                                      SALARY      BONUS    COMPENSATION(1)   AWARD(S)(2)     SARS
      NAME AND PRINCIPAL POSITION           YEAR        ($)        ($)           ($)             ($)          (#)
----------------------------------------  ---------  ---------  ---------  ----------------  -----------  -----------
Philip E. Rollhaus, Jr .................       1997  $ 425,000    100,000     $  280,072      $ 196,875       32,000
 Chairman and Chief Executive Officer,         1996    425,000    130,000        101,706              0       42,000
 Quixote Corporation and Energy                1995    425,000    135,000        180,825              0       27,060
 Absorption Systems, Inc.

Leslie J. Jezuit .......................       1997    275,000    100,000        177,501        157,500       25,000
 President and Chief Operating Officer,        1996(3)   137,500    70,000        35,411              0       55,000
 Quixote Corporation; Vice Chairman,
 Energy Absorption Systems, Inc.

George D. Ebersole .....................       1997    215,000     75,000         32,825              0       10,000
 President and Chief Operating Officer,        1996    215,000    100,000         26,506              0       15,000
 Energy Absorption Systems, Inc.               1995    210,000    125,000         49,085              0        9,710

James H. DeVries (Retired June                 1997    270,000     35,000        141,398         70,875        2,000
 30,1997) .                                    1996    270,000     35,000         74,821              0        2,000
 Executive Vice President and Secretary,       1995    270,000     30,000         71,134              0       22,210
 Quixote Corporation; Secretary, Energy
 Absorption Systems, Inc.

Myron R. Shain (Retired June 30,               1997    225,000          0        119,406         55,125            0
 1997) .................................       1996    225,000     35,000         60,369              0       10,000
 Executive Vice President--Finance and         1995    225,000     80,000         42,674              0        7,765
 Treasurer, Quixote Corporation; Vice
 President and Treasurer, Energy
 Absorption Systems, Inc.

                                             ALL OTHER
                                          COMPENSATION(4)
      NAME AND PRINCIPAL POSITION               ($)
----------------------------------------  ----------------
Philip E. Rollhaus, Jr .................     $    3,200
 Chairman and Chief Executive Officer,            3,000
 Quixote Corporation and Energy                   3,000
 Absorption Systems, Inc.
Leslie J. Jezuit .......................          3,200
 President and Chief Operating Officer,               0
 Quixote Corporation; Vice Chairman,
 Energy Absorption Systems, Inc.
George D. Ebersole .....................          3,050
 President and Chief Operating Officer,           3,000
 Energy Absorption Systems, Inc.                  3,105
James H. DeVries (Retired June                    2,843
 30,1997) .                                       3,083
 Executive Vice President and Secretary,          3,008
 Quixote Corporation; Secretary, Energy
 Absorption Systems, Inc.
Myron R. Shain (Retired June 30,                579,500
 1997) .................................          3,000
 Executive Vice President--Finance and            3,126
 Treasurer, Quixote Corporation; Vice
 President and Treasurer, Energy
 Absorption Systems, Inc.

------------------------

(1) The amounts disclosed include (a) cash paid under the Quixote Corporation Long-Term Stock Ownership Incentive Plan (the "Long-Term Plan") to cover the federal, state and other taxes arising from the restricted stock issued in the fiscal year to Messrs. Rollhaus, DeVries, Shain and Ebersole pursuant to the Long-Term Plan and, (b) cash paid to cover the federal, state and other taxes arising from a restricted stock award granted on June 25, 1997 to Messrs. Rollhaus, Jezuit, DeVries and Shain. The amounts disclosed for Messrs. Rollhaus, Jezuit and Mr. DeVries also include compensation of $9,000 paid to Messrs. Rollhaus and DeVries and $1,000 paid to Mr. Jezuit for their services as Directors of the Company. The amount disclosed for Mr. Jezuit includes the second installment of a guaranteed payment provided for in his original terms of employment and paid in January 1997 in the amount of $50,000. Perquisites and other personal benefits are disclosed for Mr. DeVries and Mr. Shain, including an automobile allowance of $21,743 for Mr. DeVries and an automobile allowance of $19,180 and Exec-U-Care reimbursement of $18,135 for Mr. Shain. The aggregate amount of perquisites and other personal benefits for Messrs. Rollhaus, Jezuit and Ebersole did not exceed the lesser of $50,000 or ten percent (10%) of the total annual salary and bonus reported for each of them and is therefore not included.

(2) The amounts disclosed for Messrs. Rollhaus, Jezuit, DeVries and Shain include the dollar value of restricted stock awards granted to them on June 25, 1997 associated with the performance of DMI and its eventual sale. The fair market value of the shares on the date of grant was $7.88. The total number of shares awarded are as follows: Mr. Rollhaus - 25,000 shares; Mr. Jezuit - 20,000 shares; Mr. DeVries - 9,000 shares; and Mr. Shain - 7,000 shares. The restricted shares are fully vested, but are subject to transfer restrictions until June 25, 1998, at which time 50% of the shares shall become unrestricted shares. On June 25, 1999 all restrictions shall lapse. The transfer restrictions lapse upon the employee's death, disability, termination of employment or change-in-control of the Company. Dividends will be paid on the restricted stock. In addition to the amounts disclosed, restricted stock awards also were granted to Messrs. Rollhaus, DeVries, Shain and Ebersole in 1993 pursuant to the Long-Term Plan. The number of shares covered by the 1993 restricted stock awards and the number of shares vested, respectively, are as follows: Mr. Rollhaus - 91,530/91,530; Mr. DeVries - 32,410/32,410; Mr. Shain - 46,000/23,000; and Mr. Ebersole -
    37,037/26,455. Due to Mr. Shain's retirement on June 30, 1997, no further shares from the stock award will vest for him. The number and value of each employee's aggregate restricted stock holdings, respectively, as of June 30,1997 were as follows: Mr. Rollhaus - 116,530 shares/$932,240; Mr. Jezuit
    - 20,000 shares/$160,000; Mr. DeVries - 41,410 shares/$331,280; Mr. Shain -
    30,000 shares/$240,000; and Mr. Ebersole - 26,455 shares/$211,640. Pursuant to the terms of the Long-Term Plan, the remaining restricted stock covered by the 1993 award granted to Mr. Ebersole will be issued in two equal annual installments on June 30 of the next two fiscal years, subject to the continuation of employment and transferability restrictions described below, and subject further to the Company's right to terminate the agreement at any time after June 30, 1998. In order to receive an annual issuance of restricted stock, Mr. Ebersole must be employed by the Company or its subsidiaries on the last day of the fiscal year in which such stock issued (except in the case of his death, disability or termination of employment other than for cause). Mr. Ebersole may not sell or transfer any restricted stock received under the Long-Term Plan until the earlier of the date his employment is terminated or the date he reaches retirement age (whether he actually retires at that time or not). Pursuant to the terms of the Long-Term Plan, dividends are paid only on shares of restricted stock issued and delivered to the named Executive.

(3) Mr. Jezuit began his employment with the Company on December 29, 1995.

(4) Amounts shown for Messrs. Rollhaus, Jezuit, DeVries and Ebersole for fiscal 1997 are matching contributions by the Company under the Company's 401(k) Plan. The amount shown for Mr. Shain includes $575,877 paid, payable or accrued to him in connection with his retirement and $3,623 in matching contributions by the Company under the Company's 401(k) Plan.

STOCK OPTION GRANTS IN FISCAL YEAR 1997

    The following table shows the options granted to the named Executive Officers during fiscal 1997 and the potential realizable value of those grants (on a pre-tax basis) determined in accordance with SEC rules. The information in this table shows how much the named Executive Officers may eventually realize in future dollars under three hypothetical situations: if the price of the Company's Common Stock does not increase, and if the stock gains 5% or 10% in value per year, compounded over the life of the options. These amounts represent assumed rates of appreciation, and are not intended to forecast future appreciation of the Company's Common Stock.


    The options described in this table have exercise prices equal to the current market value of a share of Common Stock on the date they were granted. Unless the Company's stock price appreciates and the recipient continues to be employed until the options vest, the options will have no value.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                                             --------------------------  POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL RATES OF STOCK
                                                           % OF TOTAL               PRICE APPRECIATION FOR OPTION TERM(2)
                                                             OPTIONS     -----------------------------------------------------------
                                                           GRANTED TO     EXERCISE
                                               OPTIONS      EMPLOYEES      OR BASE
                                               GRANTED      IN FISCAL       PRICE     EXPIRATION       0%
NAME                                           (#) (1)        YEAR         ($/SH)        DATE          --        5% ($)     10% ($)
-------------------------------------------  -----------  -------------  -----------  -----------               ---------  ---------
Philip E. Rollhaus, Jr.....................      30,000          23.3%         9.00     03/06/02            0      74,596    164,838
                                                  2,000           1.6%         9.00     03/06/07            0      11,320     28,687
Leslie J. Jezuit...........................      25,000          19.4%         9.00     03/06/02            0      62,163    137,365
George D. Ebersole.........................      10,000           7.8%         9.00     03/06/02            0      24,865     54,946
James H. DeVries (Retired June 30, 1997)...       2,000           1.6%         9.00     03/06/07            0      11,320     28,687
Myron R. Shain (Retired June 30, 1997).....           0             0             0            0            0           0          0

------------------------

(1) The options which expire on March 6, 2002 were granted on March 6, 1997 under the Long-Term Plan and the options which expire March 6, 2007 were granted on the same date under the Director Plan. All options were granted at the Current Market Price (as defined in the Plans) on such date and became exercisable in March 1997. All option rights under the Long-Term Plan lapse upon termination of employment except for limited exercise periods. In the event of a change in control of the Company (as defined in the Long-Term Plan and Director Plan), the Plans give each optionee the right, within 30 days of such change in control, to exercise his options, notwithstanding the other provisions of the Plans.

(2) The potential realizable value to all stockholders at the appreciation rates of 0%, 5% and 10% would be $0, $17,562,441 and $38,808,402 (based on shares outstanding at June 30, 1997 and assuming such shares were purchased for $8.00 on June 30, 1997 and held until June 30, 2002).

AGGREGATED OPTION EXERCISES AND OPTION VALUES TABLE

    The following table shows information concerning the exercise of stock options by each of the named Executive Officers during fiscal 1997, and the value of all remaining exercisable and unexercisable options at June 30, 1997, on a pre-tax basis.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                                  VALUE OF UNEXERCISED
                                   SHARES                       NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS/SARS AT
                                 ACQUIRED ON     VALUE        OPTIONS/SARS AT 6/30/97(#)             6/30/97($) (1)
                                  EXERCISE     REALIZED    --------------------------------  ------------------------------
NAME                                 (#)          ($)      EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
-------------------------------  -----------  -----------  -----------  -------------------  -----------  -----------------
Philip E. Rollhaus, Jr.........           0    $       0      209,060                0        $  85,720       $       0
Leslie J. Jezuit...............           0            0       80,000                0           16,875               0
George D. Ebersole.............           0            0       34,710                0           16,875               0
James H. DeVries...............      25,000       68,750       72,210                0           16,220               0
Myron R. Shain.................           0            0       17,765                0           11,250               0

------------------------

(1) Based on the closing price of the Company's Common Stock as reported on the NASDAQ-NMS on June 30, 1997 ($8.00).

EMPLOYMENT AGREEMENTS AND TERMINATION BENEFITS

    The Company has an employment agreement with Philip E. Rollhaus, Jr. that was entered into in February 1989 (the "Employment Agreement"). The Company had employment agreements with James H. DeVries and Myron R. Shain that terminated with their retirement in June 1997. The Company also has a separation agreement with George D. Ebersole that was entered into in February 1989 and with Leslie
J. Jezuit that was entered into in April 1996 (the "Severance Agreements"). The Employment Agreement and Severance Agreements are collectively referred to as the "Agreements". Each Severance Agreement provides for an initial two-year term and for automatic one-year extensions of such term on each Agreement's anniversary unless the Board of Directors gives the executive a required notice of the Company's intent not to extend his Severance Agreement. Mr. Ebersole's Severance Agreement was automatically extended in February 1997, and Mr. Jezuit's Severance Agreement was automatically extended in April 1997, for one year. Mr. Rollhaus' Employment Agreement, amended in June 1991, provides for an initial three-year term with an automatic one-year extension of such term each year on the Agreement's anniversary date unless the Board of Directors should previously determine not to extend the term. The Employment Agreement was automatically extended in June 1997 for one year. The Board of Directors believes that the Agreements assure fair treatment of the Executive Officers in relation to their careers with the Company by assuring them of some financial security. The Agreements also protect the stockholders by encouraging the Executive Officers to continue their attention to their duties without distraction in a potentially disturbing circumstance and neutralizing any bias they might have in evaluating proposals for the acquisition of the Company.

    In addition to providing for the payment of a base annual salary included in the above summary compensation table and other employee fringe benefits, Mr. Rollhaus' Employment Agreement provides for special separation pay and benefits in the event of termination of his employment under certain circumstances. The Employment Agreement provides that upon termination, Mr. Rollhaus will receive his base salary through the termination date determined in accordance with such Agreement. If his employment is terminated due to disability, his Employment Agreement provides for a separation payment equal to two times the sum of the annual base salary and the average of his yearly bonus payments over the preceding two years. If, after a change in control of the Company, the Company terminates Mr. Rollhaus' employment, other than for cause or disability, or if Mr. Rollhaus terminates his employment for good reason, the Company will pay him a separation payment equal to 300% of the sum of his then current base salary and average yearly bonus payment for the last two years. Such payments will be made on a semi-monthly basis over a period of 36 months following termination of employment. If the Company fails to make an installment payment when due, Mr. Rollhaus has the right to accelerate all remaining compensation owned him. If such termination occurs prior to a change in control of the Company, the Employment Agreement provides that the Company will pay Mr. Rollhaus a separation payment equal to twice his base salary. Whether or not a change in control has occurred, upon such termination Mr. Rollhaus must be offered continued participation in (or comparable replacement of) retirement and group insurance benefits through the later of the expiration of the term of the Employment Agreement or the date of termination. The Employment Agreement further provides that if any excise tax is imposed pursuant to Section 4999 of the Internal Revenue Code on any payments to be received by Mr. Rollhaus in connection with a change in control of the Company or termination of his employment pursuant to the Employment Agreement or otherwise (the "Total Payments"), any severance payments will be reduced to the extent necessary so that no portion of the Total Payments is subject to the excise tax.

    The Severance Agreements provide if, after a change of control of the Company, the employment of the executive is terminated other than (i) by death or disability, (ii) by the Company or employing subsidiary for cause, or (iii) by the executive for other than good reason, the Company will pay the executive a separation payment equal to 200% of the sum of his base salary and average yearly bonus payment for the last two years, with such payment being reduced by the present value of any other payments made to, or on behalf of, the executive which would constitute a "parachute payment" within the meaning of that term as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

    The Agreements define a "change in control" as a change in the stock ownership of a magnitude which requires the filing of reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For the purposes of the Agreements, a "change in control" shall be deemed to have occurred if any of the following occur: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; (ii) if during any period of two consecutive years, there is a change in the composition of the Board of Directors of the Company such that 50% of the non-employee Board members have not been slated by the Board; (iii) a consolidation or merger occurs and the Company is not the surviving company or the Company sells all or substantially all of its assets; or (iv) the Company is liquidated or dissolved. The term "good reason" is generally defined by the Agreements to mean any unfavorable change in the executive's or employee's position, duties, compensation or benefits and "cause" is generally defined as willful conduct of an executive or employee demonstrably injurious to the Company or employing subsidiary. The Agreements also contain provisions for the payment of legal expenses incurred by the executives and the employees as a result of any termination of employment after a change in control.

                        REPORT OF THE AUDIT/COMPENSATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

    The Audit/Compensation Committee (the "Compensation Committee" or "Committee") of the Board of Directors of the Company, which is composed of three independent, non-employee Directors (see page 12), is responsible for reviewing the recommendations of the Chairman and Chief Executive Officer and the President and Chief Operating Officer and determining the compensation and other remuneration afforded the Officers of the Company, including the persons who are listed in the Summary Compensation Table on page 5 (hereinafter collectively referred to as the "Executive Officers"). Determinations of the Compensation Committee relating to executive compensation are reviewed by the entire Board. Action regarding awards under the 1993 Long-Term Stock Ownership Incentive Plan (the "Plan") are made solely by the Compensation Committee in compliance with Rule 16b-3 of the Securities Exchange Act.

COMPENSATION PRINCIPLES AND POLICIES OF THE COMPANY

    The Board has delegated to the Compensation Committee the responsibility to be certain that the Officers of the Company are compensated fairly and effectively in a manner consistent with the compensation philosophy and policies of the Company. The compensation philosophy and its attributes have an historical basis aimed at growing the Company in a responsible and progressive manner to enhance the value of its shares. Philip E. Rollhaus, Jr., founder, Chairman of the Board and Chief Executive Officer, has been at the helm and guided the management team through the 28 years of the Company's existence. During fiscal 1997, the Board and management, cooperatively, have taken bold steps to consolidate around Quixote's highway and transportation safety business, Energy Absorption Systems, Inc. The Company naturally suffered realizable losses attributable to discontinued operations, but, nonetheless, has made substantial progress by redirecting its resources toward the business which offers the greatest future potential. Due to the consolidation, two senior executives who retired in fiscal 1997 and whose combined salaries and bonuses exceeded $500,000, will not be replaced and additional related cost reductions should be achieved over time. Significantly, the Company, at the same time, also eliminated all debt and ended the year with a sizable amount of cash and a strong balance sheet to support anticipated future growth. Furthermore, the Company has been able to continue to adhere to its basic policy of investing in the technologies relating to its highway and transportation safety business, and remains a leader in these industries.

    Fiscal 1997 was dedicated to the purposeful consolidation and redirection of the Company's near and long-term strategies. During the year, the Company sold substantially all of the assets of its Disc Manufacturing, Inc. subsidiary for $80.3 million in cash, which was near book value, reflecting management's decision to exit the compact disc business due to declining selling prices and other adverse market conditions, and concentrate its energies and resources on Energy Absorption Systems, Inc., which offers the greatest potential for growth and profit. Despite charges of $1.4 million related to Energy Absorption's investment in the FIP Industriale S.p. A. joint venture, which management has determined to phase down, and a 44% increase in research and development expenditures for new products, Energy Absorption recorded substantial profits in fiscal 1997. In addition, Energy Absorption ended fiscal 1997 with record sales in the fourth quarter, reflecting, in part, the introduction of several new products.

    In addition to considering the Company's profitability for the year, the Compensation Committee critically evaluates management's performance in dealing with competition and economic issues, as well as performance in implementing the Company's long-term strategies. Share value depends in large part upon such performance. Temporary declines in earnings can be a natural consequence of forward-thinking business strategies. Accordingly, the attainment of strategic objectives and enhanced long-term financial results are as significant in the Committee's evaluation process as are short-term changes in profitability.

    The Committee procedures in fixing compensation include engaging the services of an independent compensation consultant to evaluate compensation levels and to advise it regarding competitive influences upon compensation policies.

    The Company's compensation program includes base salary and the consideration of annual bonus and stock option awards. The Compensation Committee considers all three components together in determining the total compensation of executives. This program provides incentives compatible with current and long-term management goals of the Company and its competitiveness in the marketplace, while recognizing individual performance. The ultimate objective of the program is the enhancement of shareholder value. An effective compensation policy requires that a significant portion of each officer's compensation be at risk in the form of bonuses and stock options. The Executive Officer group owned approximately 600,559 shares of Company Common Stock at June 30, 1997, or an average of about 120,111 common shares per Executive Officer. In particular, the Committee believes that granting stock options and encouraging executive stock ownership further relates compensation to the enhancement of share value.

    The Committee endorses the strategy of refocusing and growing the Company around its core business of highway and transportation safety, and is confidant that the current management is in the process of successfully pursuing that strategy.

BASE SALARY AND ANNUAL BONUS

    The annual review of each officer's base salary, which is subject to annual adjustment, takes into account the officer's performance as well as material modifications affecting the officer's responsibilities. The review also considers competitive opportunities that exist for executives of various levels of experience both within and outside the Company's current industry and the desire to retain and groom various executives for more expanding duties and responsibilities.

    The Committee felt that the Company's temporarily reduced size should not influence salaries as the refocused strategy, including the recent divestiture of DMI, which was directed by the Board and overwhelmingly approved by the shareholders, was implemented successfully by management. Balancing all considerations, including the current expectation that the Company should attain higher levels of revenue through the introduction of new products and acquisitions, the Committee recommended, and the Board approved, small cost-of-living adjustments to the top-level salaries and significant reductions in annual bonuses from previous levels for each of those executives. Accordingly, Mr. Rollhaus' salary was increased from $425,000 in fiscal 1997 to $445,000 in fiscal 1998.

    The Company historically has provided annual bonuses selectively to its Officers to encourage sustained high performance. The use of such bonuses places a significant portion of total annual compensation at risk. In lieu of a cash bonus associated with the performance of DMI and its eventual sale during the year, the Board felt a stock award at the market price of $7 7/8 better aligned our executives with the continuing task of improving earnings and, in turn, shareholder value. It also placed additional shares in the hands of several of our executives who form the new nucleus of the management team. Generally, cash bonuses were reduced for senior executives in fiscal 1997. Mr. Rollhaus' bonus was reduced to $100,000.

STOCK OPTIONS

    Quixote Corporation utilizes stock options, granted pursuant to the Plan, as one of the three components of the Company's management compensation package. Stock options are acceptable as an incentive to increase the Company's value. Substantial stock ownership by its executives has been a hallmark of the Company, and stock options are an important ingredient of total compensation. Options generally vest over a three-year period and are exercisable over a specified period of time following the date of grant, which is typically five years. Option recipients must be employed by the Company at the time of vesting and at the time the options are exercised.

    Without meaningful stock options the Company would find it difficult to attract and retain highly talented and qualified management employees. For the last three fiscal years, the Company has granted options to employees to purchase an annual average of 176,503 shares at the market price on the date of grant. In fiscal 1997, the Committee granted Mr. Rollhaus employee options to purchase 30,000 shares of the Company's Common Stock at the fair market value of such stock on the date of grant.

STOCK BASED RETIREMENT PLAN

    The Company maintains a stock-based retirement plan (the "Retirement Plan"), which is a component of its 1993 Long-Term Stock Ownership Incentive Plan, to provide its executives with a competitive retirement program.

    Under the Retirement Plan, which is in lieu of any supplemental executive retirement program, the Compensation Committee makes annual awards of Company stock to selected key executives. The share awards, together with a cash award intended to cover the concomitant income tax burden, are calculated under accepted actuarial principles as the number required to provide a targeted competitive retirement benefit. The targeted benefit, however, will be achieved at retirement only if the value of the Company's stock grows at a sustained compounded level established by the Board. Furthermore, in order to receive each year's award, the executive must remain in the employ of the Company through the end of the fiscal year in which it is awarded (except in the case of the Officer's death, disability or termination of employment other than for cause during that year), and he or she must have retained all shares previously awarded under the Retirement Plan. The Compensation Committee believes that the Retirement Plan mutually benefits the Company, its stockholders and its most senior executives.

OTHER COMPENSATION

    The Company has an Incentive Savings Plan (the "Plan") which offers all employees (subject to certain eligibility requirements), including the named Executive Officers, tax advantages pursuant to Section 401(k) of the Internal Revenue Code. During fiscal year 1997, the Company made a matching contribution to the Plan of $.40 on each dollar of the first 5% of compensation contributed by the participant, subject to legal maximums imposed by the Internal Revenue Code. Contributions are made by participants by means of a payroll deduction program. The total aggregate amount of the Company's matching contribution for the named Executive Officers is included in the Summary Compensation Table on page 5.

    The Company maintains an Exec-U-Care Medical Reimbursement Plan which provides additional health and life insurance protection for certain Officers of the Company and its subsidiaries, in addition to the group health and life insurance policies provided to all employees. The participants in the Exec-U-Care Plan include Messrs. Rollhaus, Jezuit and Ebersole. The total aggregate cost to the Company during fiscal year 1997 under the Plan for those Executive Officers was $18,480.

LIMITATION ON DEDUCTIBILITY OF COMPENSATION

    In 1993, the tax laws were amended by the addition of Section 162(m) of the Internal Revenue Code. Effective for fiscal years beginning after 1993, that Section limits the deductibility of compensation paid by a publicly-held company to its chief executive officer and to the four other Officers who are most highly compensated. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. No Executive Officer was affected by this limitation in fiscal 1997.

                                            AUDIT/COMPENSATION COMMITTEE
                                            William G. Fowler, Chairman
                                            Lawrence C. McQuade
                                            Robert D. van Roijen, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee are William G. Fowler, who serves as Chairman, Lawrence C. McQuade and Robert D. van Roijen, Jr.

COMMON STOCK PERFORMANCE GRAPH

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
               AMONG QUIXOTE CORPORATION, THE RUSSELL 2000 INDEX
            AND THE S&P MANUFACTURING (DIVERSIFIED INDUSTRY) INDEX.

    The following graph compares the five year cumulative total return of the Company's Common Stock with the Russell 2000 Index and the Standard & Poor's Manufacturing (Diversified Industry) Index assuming the investment of $100 on June 30, 1992 and the reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            QUIXOTE CORPORATION     RUSSEL 2000    S & P MANUFACTURING (DIVERSIFIED)
6/92                          100            100                                  100
6/93                          106            126                                  119
6/94                          162            131                                  132
6/95                          100            158                                  175
6/96                           56            196                                  223
6/97                           68            228                                  332

                CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS


    See "Employment Agreements and Termination Benefits" and the "Summary Compensation Table" above for a description of certain transactions and business relationships involving management of the Company. In addition, James H. DeVries, a Director of the Company and its former Executive Vice President and General Counsel, has entered into an arrangement with the Company to provide consulting services for the period July 1, 1997 through October 31, 1997 in connection with certain litigation matters. The arrangement provides for Mr. DeVries to be paid $160 per hour up to a maximum of 8 hours per day plus expenses.

                           APPROVAL OF THE AMENDMENT
                           OF THE QUIXOTE CORPORATION
                 1993 LONG-TERM STOCK OWNERSHIP INCENTIVE PLAN


    The Board of Directors has adopted, subject to approval of the stockholders, certain amendments to the 1993 Long-Term Stock Ownership Incentive Plan (the "Long-Term Plan"). The first amendment increases the aggregate number of shares available for grant under the Long-Term Plan from 750,000 shares to 1,015,000 shares, an increase of 265,000 shares, in order to assure that an adequate number of shares is available for grant during the remainder of the term of the Long-Term Plan. There are currently less than 2,000 shares available for grant under the Long-Term Plan. The Long-Term Plan expires June 30, 2003, except that options may not be granted after August 19, 2001. A second amendment to the Long-Term Plan permits the Audit/ Compensation Committee to grant Retirement Awards (as defined below) to persons who have served as employees of the Company or Subsidiaries for less than 10 years. No other substantive amendments are being made to the Long-Term Plan.


    The purpose of the Long-Term Plan is to advance the growth and prosperity of the Company and its Subsidiaries by providing officers and key employees with additional incentives. The Company's management believes that the Company's future success and profitability will depend to a great extent on its ability to continue to attract, retain and motivate highly qualified individuals and that an effective compensation policy for these individuals includes not only a competitive annual salary, but also long-term incentives linked to stockholder return and Company performance. The Company believes an important role is played by stock-based incentives in retaining the services of outstanding personnel and in encouraging such employees to have greater personal financial investment and stock ownership in the Company.

    Because the granting of Options (as defined below) and other Awards (as defined below) under the provisions of the amended Long-Term Plan will continue to be entirely in the discretion of the Audit/Compensation Committee, it is not possible to designate the employees to whom Awards will be granted under the amended Long-Term Plan or the number of shares to be covered by such Awards. It is expected that the aggregate number of persons eligible to participate under the Long-Term Plan will not exceed 50. Grants of Awards under the Long-Term Plan made during the year ended June 30, 1997 are show in the table on page 5.

    The following is a summary of the principal provisions of the Long-Term Plan. Capitalized terms used in this summary which are not defined herein have the meanings ascribed to them in the Long-Term Plan. A copy of the Long-Term Plan will be available at the forthcoming Annual Meeting of Stockholders or in advance of the meeting to any stockholder to whom this Proxy Statement is furnished upon written or oral request directed to: Joan R. Riley, Secretary, Quixote Corporation, One East Wacker Drive, Chicago, Illinois 60601; telephone number (312) 467-6755.

GENERAL INFORMATION

    The Long-Term Plan provides for the granting of stock options and retirement awards (payable in cash and stock) (collectively, the "Awards"). Such Awards, which will expire not more than 10 years after their respective Grant Dates, may be granted alone or in conjunction with one or more other Awards.


    Options may be granted to any employee (including officers) of the Company or of any of its Subsidiaries. Retirement Awards (as defined below) may be granted only to key executives who have completed 10 years of continuous service for the Company or its Subsidiaries. The amendment to the Long-Term Plan will authorize the Audit/Compensation Committee to waive in its discretion that requirement.

SCOPE OF THE LONG-TERM PLAN

    The Long-Term Plan provided that an aggregate of 750,000 shares of the Company's Common Stock were available and reserved for delivery on account of Awards and the exercise of Awards, with 500,000 shares of Common Stock available and reserved for delivery on account of options and 250,000 shares of Common Stock available and reserved for delivery on account of Retirement Stock Awards (as defined below). If any Award expires or terminates without having been exercised or distributed in full or is forfeited, the shares of Common Stock associated with such expired or terminated Award shall become available for other Awards. The amendment will add 265,000 shares of the Company's Common Stock to the Long-Term Plan, with 165,000 additional shares of Common Stock reserved and available for delivery on account of options and 100,000 additional shares of Common Stock reserved and available for delivery on account of Retirement Stock Awards.

    Common Stock issued under the Long-Term Plan may be either newly issued shares, shares purchased on the open market, treasury shares or any combination thereof. In addition, certain benefits under the Long-Term Plan may be payable in cash.

PLAN ADMINISTRATION

    Except for certain duties and responsibilities expressly reserved by the Board or delegated to another committee pursuant to the terms of the Long-Term Plan, the Long-Term Plan will be administered by a committee of the Board composed of not less than three directors who are not employees of the Company (the "Committee"). The Committee under the Long-Term Plan is the Audit/Compensation Committee, whose members are identified on page 12.

    Among other things, the Committee has exclusive discretion (subject to the provisions of the Long-Term Plan): to select the persons to whom, and the times when, Awards are to be granted, as well as the type, size and terms of such Awards; within certain limits, to modify the terms of any Award which has been granted; to interpret the Long-Term Plan and prescribe rules and regulations thereunder; to accelerate the exercisability of, and to waive the restrictions and conditions applicable to, Awards; and, subject to certain restrictions, to extend the time during which Awards may be exercised, but not beyond 10 years after the Grant Date of an Award. The determinations of the Committee are conclusive and final. No Committee member is liable for any action or determination made in good faith.

AWARDS UNDER THE LONG-TERM PLAN

    STOCK OPTIONS. The Long-Term Plan provides both for incentive stock options ("ISOs") specifically tailored to the provisions of the Internal Revenue Code of 1986 (the "Code") and for options not qualifying as ISOs ("Non-Qualified Options"), each of which may (but need not) be granted in conjunction with other Awards.

    Pursuant to the Long-Term Plan, the Committee shall determine the exercise price to be paid by an optionee (the "Option Price") for each share issued in connection with an ISO or a Non-Qualified Option (collectively referred to as "Options"). The Option Price cannot be less than 100% of the Current Market Value of the Common Stock on the Grant Date. Payment of the Option Price may be made in cash or through the exchange of Common Stock held by the optionee for at least six months. The Committee may allow a grantee to use a Company loan to fund the amounts needed for the Option Price.

    The fair market value of stock subject to ISOs granted under the Long-Term Plan and exercisable for the first time by a grantee during a particular calendar year shall not exceed, in the aggregate, $100,000. Such fair market value shall be determined as of the date on which the ISOs are granted. Non-Qualified Options are not subject to this restriction.


    If an optionee ceases to be employed by the Company or any Subsidiary for any reason other than his death, total disability or retirement, the optionee may, at the discretion of the Committee, be granted the right to exercise any Option at any time within thirty (30) days after such termination, to the extent the right to exercise such option has accrued, such Option has not previously been exercised and such Option has not expired; PROVIDED, HOWEVER, that if the optionee's employment is terminated by the Company or any Subsidiary for cause, fraud, breach of fiduciary duty, or other dishonesty, the optionee's rights to exercise any option shall expire on the last day of his employment. If an optionee retires and such optionee has been in the employ of the Company or a Subsidiary continuously from the date such Option was granted until retirement, the optionee may, within the three (3) month period after such retirement, exercise such Option to the extent that such three month period is included in the remainder of the applicable Option's term. If an optionee dies or becomes totally disabled while employed by the Company or a Subsidiary and previously has not fully exercised his or her Options, his or her Options may be exercised to the extent that those Options had not previously been exercised, at any time within one year after his death or disability (absent earlier expiration of the Option) by the optionee or his legally appointed guardian, in the case of disability, or in the case of an optionee's death, by the executors or administrators of his or her estate or the person who acquires the Option directly from the optionee by bequest or inheritance.

    RETIREMENT AWARDS. Under the Long-Term Plan, the Committee may make awards of Company Common Stock ("Retirement Stock Awards") and cash sufficient to pay the federal, state and other taxes arising from such awards ("Retirement Cash Awards") to provide a retirement benefit for senior executives of the Company and its Subsidiaries. The Retirement Stock Awards and Retirement Cash Awards are collectively referred to as "Retirement Awards".

    Each Retirement Award is made pursuant to a written agreement between the Company and the executive which provides for the award of a set aggregate amount of Retirement Stock to be issued in at least five equal annual installments, together with a Retirement Cash Award in an amount to be calculated annually in accordance with a formula determined by the Committee and set forth in the agreement. Dividends are paid only on Retirement Stock which has been issued and delivered to an executive. In order to receive an annual issuance of a Retirement Award, the executive must be employed by the Company or its Subsidiaries on the last day of the Company's fiscal year in which such stock is issued except in case of death, disability or termination of employment other than for cause. The executive may not sell or transfer any Retirement Stock he receives while he is employed by the Company or its Subsidiaries. The transfer restrictions lapse on the earlier of the date (i) when the executive's employment is terminated or (ii) when the executive reaches his normal retirement age, regardless of whether he actually retires at that time.

AMENDMENT AND TERMINATION

    The Long-Term Plan terminates on the tenth anniversary of its effective date, but Options may not be granted under the Long-Term Plan after August 19, 2001. The Board of Directors may from time to time, insofar as permitted by law, suspend, revise or amend the Long-Term Plan in any respect whatsoever except that, without the approval of the stockholders, no such revision or amendment shall: (1) change the number of shares subject to the Long-Term Plan; (2) change the designation of the class of employees eligible to receive Awards; (3) decrease the price at which Options may be granted; (4) remove the administration of the Long-Term Plan from the Committee; (5) render any Committee member eligible to receive an Award under the Long-Term Plan while serving on the Committee; (6) extend the period during which Awards may be granted; or (7) amend the Long-Term Plan in any manner that will cause the Options issued under it to fail to qualify as ISOs. The Board of Directors is specifically directed to revise, modify or amend the Long-Term Plan, without the approval of the stockholders, as may be necessary to satisfy the requirements of the Internal Revenue Code, as amended, to assure that the Options granted thereunder may be treated as ISOs. Termination of the Long-Term Plan will not affect any Awards then outstanding.

OTHER TERMS AND CONDITIONS

    For purposes of the Long-Term Plan, the "Current Market Price" of the Company's Common Stock is the average of the daily closing prices for such Common Stock for the thirty (30) business days preceding the referenced date.

    Awards granted under the Long-Term Plan will be evidenced by written agreements consistent with the Long-Term Plan in such form as the Committee may prescribe. Neither the Long-Term Plan nor such agreements confer any right to continued employment upon any grantee.

    Awards (other than shares of Retirement Stock) are generally non-transferable other than by will or the laws of descent and may be exercised, during a grantee's lifetime, only by the grantee. Restrictions with respect to Retirement Stock are described above.

    Adjustments in the amount of Awards issuable under the Long-Term Plan and in any Awards outstanding may be made in order to preserve the benefits or potential benefits intended to be made available to participants, in the event of merger, consolidation, reorganization, the sale of all or substantially all of the assets of the Company, recapitalization, reclassification, stock splits, stock dividends or similar events.

    The holder of an Award will have no rights as a stockholder with respect to any shares of Common Stock covered by such Award until the date the Common Stock relating to such Award is issued and delivered to such holder.

VOTING INFORMATION FOR THE PROPOSAL

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the amendment to the Long-Term Plan.

RECOMMENDATION

    The Board believes that adoption of the amendment of the Long-Term Plan is advisable both to increase the share authorization for stock-based plans and to provide the Company with greater flexibility in the types of incentives that may be awarded to employees.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE LONG-TERM PLAN.

                           APPROVAL OF THE AMENDMENT
                           OF THE QUIXOTE CORPORATION
                        1991 DIRECTOR STOCK OPTION PLAN


    The Board of Directors has adopted, subject to approval of the stockholders, certain amendments to the 1991 Director Stock Option Plan (the "Director Plan"). The first amendment increases the aggregate number of shares available for grant under the Director Plan from 299,445 shares to 419,445 shares, an increase of 120,000 shares, to assure that an adequate number of shares is available for grant during the remaining term of the Director Plan. There are currently no shares available for grant under the Director Plan. The Director Plan expires August 19, 2001. A second amendment is intended to permit Directors to exercise options notwithstanding the fact they have failed to serve one year after the date of grant, only in the event of a change of control of the Company.


    The purpose of the Director Plan is to provide the Company's Directors with an opportunity to increase their equity ownership in the Company and thereby tie their economic interests to other stockholders' interests. The Company's Board of Directors and management believe that properly designed options for the Company's Common Stock also provides a valuable inducement to qualified persons to become and remain affiliated with the Company as Directors. The Company's management believes that the Company's future success and profitability will depend to a great extent on its ability to continue to attract and retain highly qualified individuals as Directors.

    Because the granting of options under the provisions of the amended Director Plan will be entirely within the discretion of the Board of Directors or a committee designated by it, it is not possible to designate the number of options to be granted to individual Directors under the amended Director Plan. It is expected that the number of optionees under the amended Director Plan will not exceed six persons. In fiscal 1997, there was one grant to each Director of options to purchase 2,000 shares of Common Stock at $9.00 per share.

    The following is a summary of the principal provisions of the Director Plan. Capitalized terms used in this summary which are not defined herein have the meanings ascribed to them in the Director Plan. A copy of the Director Plan will be available at the forthcoming Annual Meeting of Stockholders or in advance of the meeting to any stockholder to whom this Proxy Statement is furnished upon written or oral request directed to: Joan R. Riley, General Counsel, Quixote Corporation, One East Wacker Drive, Chicago, Illinois 60601; telephone number
(312) 467-6755.

GENERAL INFORMATION

    Under the Director Plan, the Board of Directors is authorized to grant options to Directors subject to limitations of the Plan, including the limitation that no Director may be granted options for more than 90,000 shares. The Director Plan provides that any option requires continued service as a Director for at least one year from the date of grant as a condition of exercise, and such options may thereafter be exercised as the Board of Directors determines. The amendment to the Director Plan will permit Directors to exercise options in the event of a change-in-control of the Company, notwithstanding the fact that he or she has failed to serve as a Director for one year from the date of grant.

    The purchase price of the shares covered by an option granted under the Director Plan cannot be less than 100% of the current market price of the shares at the date of grant. Current market price is deemed to be the average of the daily closing prices of the Common Stock for the 30 consecutive business days before the date of grant.

    The Director Plan gives the Board the discretion to determine when options may be exercised. Options granted under the Director Plan cannot have a term of more than ten years. Only Directors who are also employees of the Company are eligible to receive incentive stock options (ISOs) within the meaning of the Internal Revenue Code under the Director Plan. See the discussion regarding ISOs at page 15, "Awards Under the Long-Term Plan".

    There are currently six Directors eligible to participate in the Director Plan. An optionee electing to exercise an option must, at the time of exercise, pay the full price of the shares being purchased. Payment of the purchase price may be made in cash or in the Company's Common Stock valued at fair market value on the date of exercise. In the event of a change in control of the Company (as defined in the Plan), the Director Plan currently gives each optionee the right, within 30 days of such change in control, to exercise his options whether the option is otherwise exercisable, if the Director has served as a Director for at least one year since the date of grant. The amendment to the Director Plan will revise this provision to permit an optionee to exercise an option after a change-in-control, notwithstanding his failure to serve as a Director for at least one year since the date of grant of that option.

SCOPE OF THE DIRECTOR PLAN

    The Director Plan provided that an aggregate of 299,445 shares of the Company's Common Stock were available and reserved for delivery on account of options granted pursuant to the Plan. If an option expires or terminates without having been exercised, the shares of Common Stock associated with that option shall become available for other option grants. The proposed amendment will add 120,000 shares of the Company's Common Stock to the Director Plan to be reserved and available for delivery on the account of options.

PLAN ADMINISTRATION

    The Plan shall be administered by a Committee appointed by the Board of Directors of the Company which shall consist of all members of the Board of Directors unless the Board names other individuals to serve on the Committee. The Committee shall from time to time, at its discretion, recommend to the Board of Directors with respect to option grants and proposed optionees. Interpretation and construction of the provisions of the Plan or of any option granted pursuant to it by the Committee are final unless otherwise determined by the Board of Directors. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted thereunder.

AMENDMENT AND TERMINATION OF THE PLAN

    Options may not be granted under the Director Plan after August 19, 2001. The Board of Directors may from time to time, insofar as permitted by law, suspend, discontinue, revise or amend the Director Plan in any respect whatsoever except that, without the approval of the stockholders, no such revision or amendment shall; (1) change the number of shares subject to the Director Plan; (2) change the designation of the individuals eligible to receive options; (3) decrease the price at which options may be granted; (4) remove the administration of the Director Plan from the Committee; or (5) extend the period during which options may be granted. The Board of Directors is specifically directed to revise, modify or amend the Director Plan, without the approval of the stockholders, as may be necessary to satisfy the requirements of the Internal Revenue Code, as amended, to assure that the Options granted thereunder may be treated as ISOs. Termination of the Director Plan will not affect any options then outstanding.

VOTING INFORMATION FOR THE PROPOSAL

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the amendment to the Director Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE DIRECTOR
     PLAN.

                   FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS
                 GRANTED UNDER THE LONG-TERM AND DIRECTOR PLANS

    The following discussion is intended as a brief summary of the federal income tax treatment of the Options granted under the Long-Term Plan and the Director Plan (together, the "Plans"), under the laws and regulations in effect as of the date of this proxy statement. Because this discussion does not consider all income tax aspects of the Plans, optionees should consult their own tax advisors as to the federal, state and local income tax consequences relating to their particular situations.


    The granting of a Non-Qualified Option authorized under the Plans will not be a taxable event. Non-Qualified Options include options which do not qualify as ISOs. When a Non-Qualified Option is exercised, the optionee generally will be taxed on an amount of compensation income equal to the excess of the market value of the option shares at the time of exercise over the amount paid for such shares. However, under certain circumstances, the income of an optionee who exercises a Non-Qualified Option and is subject to Section 16(b) of the Securities Exchange Act of 1934 (the "1934 Act") may be measured on the basis of the market value of the Option shares as of the date such option is no longer subject to suit under Section 16(b) of the 1934 Act, unless the optionee makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), within thirty (30) days of the exercise of the Non-Qualified Option. Upon the sale or other disposition of Non-Qualified Option shares, the difference between the proceeds received and the sum of the option price plus the compensation income recognized as described above will be capital gain or loss. While compensation income is subject to federal income tax at a maximum rate of 39.6%, capital gains recognized by individuals are now taxed at various rates following the recent enactment of the Taxpayer Relief Act of 1997 (the "1997 Tax Act"); the taxation of capital gains is discussed below. Capital losses will be deductible against capital gains, if any, plus up to $3,000 of other income; individuals may carry forward any unused capital losses indefinitely.


    The Plans authorize the granting of ISOs to key employees of the Company. ISOs are intended to qualify as "incentive stock options" as defined in Section 422 of the Code. Generally, the optionee recognizes no income on the grant or the exercise of an ISO. If the shares acquired by the exercise of an ISO are disposed more than two years from the Grant Date and more than one year from the date of exercise, the optionee will recognize a capital gain or loss measured by the difference between the sale proceeds and the option price. If the ISO shares are sold before the end of the above described holding periods, however, the optionee will recognize compensation income in an amount equal to the difference between the lesser of the market value of the shares on the date of exercise or the sale price of such shares and the Option Price, with the balance of any remaining gain taxed as capital gain.

    In the year of exercise of an ISO, an individual optionee must increase his or her alternative minimum taxable income by an amount equal to the difference between the market price of the Company Common Stock subject to the ISO on the date of exercise and the option price for purposes of computing liability for the alternative minimum tax. A taxpayer's alternative minimum taxable income is subject to the alternative minimum tax, which can now be as high as 28% but is payable only to the extent it exceeds the taxpayer's regular income tax.


    The 1997 Tax Act provides revised holding periods and tax rates for capital gains. The date on which an asset is sold or otherwise disposed will determine the applicable holding period and tax rate. While "short-term" capital gains that are taxed at regular income tax rates (which can be as high as 39.6%), more favorable tax treatment is accorded to "long-term" capital gains. Assets disposed of prior to July 29, 1997 must have been held for more than 12 months for long-term capital gain rates to apply; for sales or exchanges after July 28, 1997, the most favorable long-term capital gain rates will apply only if the asset was held for more than 18 months.


    The maximum tax rate applicable to long-term capital gains from the sale or exchange of asset prior to May 7, 1997, is 28%. However, for assets, such as option shares acquired under the Plans, which are sold or exchanged after May 6, 1997, long-term capital gains will be taxed at a maximum rate of 20%. Moreover, individuals in the 15% income tax bracket (e.g., for the 1997 tax year, single filers with $24,650 or less of taxable income or married persons filing jointly with taxable income of $41,000 or less) will pay tax at a maximum rate of 10% on their long-term capital gains recognized after May 6, 1997. (If an asset is sold after July 28, 1997, and was held for more than 12 months but not more than 18 months, any capital gain from the sale will be taxed at a maximum rate of 28%). The maximum rate on long-term capital gains will be reduced to 18% (8% for individuals in the 15% income tax bracket) for assets sold or exchanged after December 31, 2000, and held for more than five years; however, the 18% rate will only apply to the disposition of assets acquired after December 31, 2000, and for purposes of determining eligibility for this lower rate, the holding period of option shares will begin on the date that the option is granted. The lower tax rates provided by the 1997 Tax Act will also apply for purposes of the alternative minimum tax.

    Optionees may, at the discretion of the Committee in the case of the Long-Term Plan, or the Board in the case of the Director Plan, pay all or part of the exercise price for their Options by delivering Company Common Stock already owned by them. Based on a Revenue Ruling published by the Internal Revenue Service in 1980, if shares of Company Common Stock already owned by an optionee are used to pay the exercise price of a Non-Qualified Option, no gain or loss will be recognized with respect to the disposition of the previously owned shares. However, the tax basis of the shares delivered as payment will carry over to the shares received upon the exercise of the Option, share for share, to the extent the number of shares received equals the number of shares delivered as payment. The optionee will recognize ordinary income equal to the fair market value on the exchange date of the balance of shares received in the exchange (the number of shares received in excess of the number of shares delivered). The tax basis of these shares will be equal to the taxable income recognized by the optionee in the exchange.

    Under proposed Treasury Department Regulations, an optionee who exercises an ISO by surrendering previously acquired Company Common Stock generally will not recognize taxable gain or loss upon the exchange. The optionee's tax basis of the shares delivered as payment will carry over to the equivalent number of shares received and the tax basis in the remaining shares will be zero. All shares received will be subject to the holding period restrictions applicable to ISOs; upon the disposition of any such shares prior to the expiration of these holding periods, the shares with the lowest tax basis will be deemed to be disposed of first. If payment of the exercise price of an ISO is made with Company Common Stock acquired by an earlier exercise of an ISO that has not been held by the optionee for the applicable holding periods, the optionee will recognize ordinary income to the same extent as if the surrendered stock had been sold in a premature disposition of shares subject to an ISO, but will realize no capital gain or loss in the exchange. However, the stock acquired by this exercise of an ISO will qualify for favorable tax treatment.

    The Company will be entitled to claim a tax deduction for the amount of compensation income recognized by an optionee upon the exercise of a Non-Qualified Option. No such deduction will be available to Company as the result of the exercise of an ISO unless the ISO shares are sold or disposed before the relevant holding periods expire, in which case Company would be allowed a tax deduction equal to the compensation income recognized by the optionee.

    Neither the Long-Term Plan nor the Director Plan is qualified under Section 401(a) of the Code or is subject to any provisions of the Employee Retirement Income Security Act of 1974.

    THE PRECEDING DISCUSSION DOES NOT COVER ALL POSSIBLE FEDERAL INCOME TAX CONSEQUENCES, AND IS INTENDED ONLY AS A SUMMARY THEREOF. GRANTEES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO FEDERAL AND STATE TAX CONSEQUENCES.

                   AMENDMENT OF CERTIFICATE OF INCORPORATION
                   WITH RESPECT TO THE LIABILITY OF DIRECTORS

    In connection with the Company's re-direction of its business after the sale of the disc manufacturing and legal technologies businesses, the Company is trying to reduce expense levels. As part of its plan to reduce expenses, the Board of Directors has determined that it is in the Company's best interest to take advantage of the statutory authority under the General Corporation Law of the State of Delaware (the "Delaware GCL") which permits Delaware corporations to include in their certificate of incorporation a provision limiting or eliminating the potential monetary liability of directors to the corporation or its stockholders for breach of their fiduciary duties as directors. By amending the Company's Certificate of Incorporation to limit the liability of directors, the Company will be able to reduce the amount of director and officer insurance coverage the Company must provide. Accordingly, the Board of Directors has voted to approve an amendment (the "Proposed Amendment") to the Company's Certificate of Incorporation set forth at Annex A and to recommend its approval and adoption by the stockholders.

PROPOSED AMENDMENT

    As permitted by the Delaware GCL, the Proposed Amendment would relieve directors from personal liability to the Company or its stockholders for monetary damages for breach of their duty of care (which requires directors to exercise informed business judgment in the discharge of their duties). Thus, if adopted by the stockholders, the Proposed Amendment would relieve directors of liability for negligence, including gross negligence, in the performance of their duty of care. Directors would continue to be potentially liable for any breach of their duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law; for the willful or negligent payment of unlawful dividends or unlawful stock repurchases or redemptions; and for any transaction in which the director received an improper personal benefit. Moreover, stockholders' rights to seek equitable remedies (such as an action to enjoin or rescind a transaction involving a breach of the director's duty of care) would remain unimpaired, though it should be noted that there can be no assurance that equitable remedies may always be available or practical in particular cases. The Proposed Amendment would not apply to any act or omission occurring prior to the effective date, to claims against a director arising out of his role as an officer (or in any other capacity except as a director), or to a director's responsibilities and potential liability for monetary damages or other relief under other laws, including federal securities laws.

    In order to afford the Company the benefits of the Delaware GCL, the Board of Directors has approved, and recommends that the stockholders adopt, the following resolution to amend the Company's Certificate of Incorporation:

        NOW, THEREFORE, BE IT RESOLVED, that the Company's Certificate of Incorporation shall be amended by adding a provision eliminating the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, such amendment to be in the form attached as Annex A to the Company's Proxy Statement dated September 29, 1997; provided that such provision shall not eliminate the liability of a director: (A) for any breach of the director's duty of loyalty to the Company or its stockholders; (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (C) with respect to liabilities imposed by Section 174 of the Delaware General Corporation Law regarding unlawful payment of dividends or unlawful purchase or redemption of stock; or (D) for any transaction from which the director derived an improper personal benefit.

    The Board of Directors recognizes that adoption of the Proposed Amendment may have the effect of reducing the likelihood of derivative litigation against directors, and also may discourage or deter stockholders from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might benefit the Company and its stockholders. Since the Proposed Amendment limits the potential liability of directors, they have a personal interest in the adoption of the proposal, and stockholders should recognize that they would be giving up a cause of action against directors for breach of their duty of care. Moreover, to the extent director liability could be established, the limitation on actions against directors is at the expense of stockholders' potential right of recovery.


    The Board of Directors has determined that it is in the best interests of the Company to amend the Certificate of Incorporation as permitted by the Delaware GCL, and specifically, to adopt the Proposed Amendment. The Company currently maintains directors' and officers' liability insurance, but the premiums for that coverage can be reduced. Moreover, future changes in the market for directors' and officers' liability insurance, the cost of such policies and the scope of coverages available could make adequate insurance costly for the Company to maintain in the future.


    Finally, the Board of Directors believes that the diligence exercised by directors stems primarily from their desire to act in the best interests of the Company, and not from a fear of monetary damage awards. Consequently, the Board of Directors believes that the level of scrutiny and care exercised by directors will not be diminished by the adoption of the Proposed Amendment. The management of the Company is not aware of any claims alleging breach of fiduciary duty by any director of the Company.

    Approval by the affirmative vote of the holders of 60% of the outstanding shares of Common Stock is required for adoption of the Proposed Amendment. If such vote is obtained, the Proposed Amendment will become effective upon filing of the requisite Certificate of Amendment with the Secretary of State of Delaware. For purposes of the vote on the Proposed Amendment, abstentions and broker non-votes will have the effect as votes against the proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT.

                              APPROVAL OF AUDITORS

    The Directors have recommended that the stockholders approve Coopers & Lybrand L.L.P., a certified public accounting firm, as independent auditors for the Company. A representative of

Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting and will have an opportunity to make an independent statement if he or she desires to do so. The representative is expected to be available to respond to appropriate questions.

    The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock represented at the meeting and entitled to vote is necessary to approve Coopers & Lybrand L.L.P. as the Company's auditors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE APPROVING COOPERS & LYBRAND L.L.P. AS THE COMPANY'S AUDITORS.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The chart below sets forth, as of September 2, 1997, information to the best of the Company's knowledge with respect to the persons who beneficially owned in excess of five percent of the Company's Common Stock; the total number of shares of the Company's Common Stock beneficially owned by each Director and named Executive Officer; and the total number of shares of the Company's Common Stock beneficially owned by the Directors and Executive Officers of the Company, as a group.


                                                                       AMOUNT       APPROXIMATE
NAME OF                                                              BENEFICIALLY   PERCENTAGE
BENEFICIAL OWNER                                                      OWNED(1)      OF CLASS(1)
-------------------------------------------------------------------  -----------  ---------------
Ryback Management Corp.(2).........................................     704,500            8.8%
Heartland Advisors, Inc.(3)........................................     696,900            8.7%
Brinson Partners, Inc.(4)..........................................     604,200            7.6%
Wisconsin State Investment Board(5)................................     506,100            6.3%
Dimensional Fund Advisors(6).......................................     490,100            6.1%
FMR Corp...........................................................     423,700            5.3%
Philip E. Rollhaus, Jr.(7).........................................     523,961            6.4%
Leslie J. Jezuit...................................................     104,000            1.2%
James H. DeVries(7)................................................     223,556            2.8%
Myron R. Shain.....................................................      65,030              *
George D. Ebersole.................................................      97,757            1.2%
William G. Fowler(8)...............................................     159,034            2.0%
Lawrence C. McQuade................................................      43,500              *
Robert D. van Roijen, Jr...........................................      32,500              *
Directors and Executive Officers as a group (10 persons including
 those individuals named above)(7)(8)..............................   1,318,989           16.4%


------------------------

 * Less than one percent (1%).

(1) The shares reported in the above table include shares of Common Stock which can be acquired within 60 days of September 2, 1997, through the exercise of options ("Option Shares") as follows: Mr. Rollhaus - 209,060 shares; Mr. Jezuit - 80,000 shares; Mr. DeVries - 72,210 shares; Mr. Shain - 7,765 shares; Mr. Ebersole - 34,710 shares; Mr. Fowler - 73,500 shares; Mr. McQuade - 41,500 shares; Mr. van Roijen - 26,500 shares; and Directors and Executive Officers as a group - 591,040 shares. Each individual's Option Shares are also included in the number of shares of the Company issued and outstanding for purposes of calculating the percentage ownership of each individual in accordance with the rules and regulations of the Exchange Act. Certain of these persons also have options not exercisable within 60 days of September 2, 1997, by which they can acquire the following additional shares of Common Stock: Mr. Rollhaus - 25,000 shares; Mr. Jezuit - 24,445 shares; Mr. Ebersole -

    10,000 shares; and Directors and Executive Officers as a group - 78,000 shares. These shares are not included in the above table or in the percentage ownership calculations.

(2) Based upon information set forth in a Schedule 13F filing for the period ending March 30, 1997. Shares held by Lindner Growth Fund, a registered investment company, comprise the figure set forth for Ryback Management Corporation. The address for Ryback Management Corporation is 7711 Carondelet Avenue, Box 16900, St. Louis, Missouri 63105.

(3) Based upon information set forth in a Schedule 13F filing for the period ending June 30, 1997. Shares held in Heartland Value Fund, a series of Heartland Group, Inc., are included in the figures set forth for Heartland Advisors, Inc. The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

(4) Based upon information set forth in a Schedule 13G filing dated February 12, 1997. Shares owned by Brinson Trust Company, Brinson Holdings, Inc., SBC Holding (USA), Inc. and Swiss Bank Corporation are included in the figures set forth for Brinson Partners, Inc. The address for Brinson Partners, Inc. is 209 South LaSalle, Chicago, Illinois 60604-1295.

(5) Based on information set forth in a Schedule 13G filing dated January 21, 1997. The address for the Wisconsin State Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.

(6) Based upon information set forth in a Schedule 13G filing dated February 5, 1997. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 490,100 shares of Quixote Corporation stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The address for Dimensional is 1299 Ocean Avenue, Santa Monica, California 90401.

(7) Messrs. Rollhaus and DeVries may be deemed to be the beneficial owner of 1,000 and 5,492 shares of Common Stock, respectively, owned by their family members. These shares are not included in the above table. Messrs. Rollhaus and DeVries disclaim beneficial ownership of these shares.

(8) Mr. Fowler has a beneficial interest in 890 shares of Common Stock held by his retirement plan. These shares are not included in the above table.

                                 MISCELLANEOUS

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING TO BE HELD IN 1998

    Under the rules and regulations of the Securities and Exchange Commission, proposals of stockholders intended to be presented at the Annual Meeting to be held in 1998 must be received by the Company on or before May 15, 1998, to be considered for inclusion in the Company's proxy statement relative to that meeting. Such proposals should be in writing and sent to Ms. Joan R. Riley, Secretary--Quixote Corporation, One East Wacker Drive, Chicago, IL 60601.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal year 1997, the Company believes that all Section 16(a) filing requirements applicable to the Company's Officers and Directors and ten percent shareholders were complied with by such persons.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

    The Company will be pleased to make its Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, available without charge to interested parties. Written requests for the report should be directed to Ms. Joan R. Riley, Secretary--Quixote Corporation, One East Wacker Drive, Chicago, IL 60601.

                                    ANNEX A

                                 ARTICLE TENTH

    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                                                 SKU# 0524-PS-97

                                 QUIXOTE CORPORATION
                            ANNUAL MEETING OF STOCKHOLDERS
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby appoint(s) Philip E. Rollhaus, Jr. and Joan R. Riley as proxies with full power of substitution and hereby directs them to vote the stock of the undersigned at the Annual Meeting of Stockholders of Quixote Corporation to be held in the Assembly Room at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois, Wednesday, November 19, 1997, at 10:00 a.m. Central Standard Time, and at any adjournments thereof, as indicated on the proposals set forth on the reverse side of this Proxy.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, IT WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 3, 4 and 5. Discretionary authority is conferred by the Proxy to vote on all matters, other than those specified on the reverse side, which may properly come before the meeting or any adjournment thereof.

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

QUIXOTE                      THIS IS YOUR PROXY.
                             YOUR VOTE IS IMPORTANT.



/x/ Please mark votes
       as in this example.


1.  Election of Directors
    NOMINEES:  James H. DeVries, Lawrence C. McQuade and Leslie J. Jezuit

              FOR            WITHHELD
               / /              / /


    / /___________________________________
    For all nominees except as noted above

                                            FOR  AGAINST   ABSTAIN
2.  Approving the amendment of the
     1993 Long-Term Stock Ownership         / /     / /       / /
     Incentive Plan.

3.  Approving the amendment of the
     1991 Director Stock Option Plan.       / /     / /       / /

4.  Approving the amendment of the
     Certificate of Incorporation.          / /     / /       / /

5.  Approving the selection of Coopers
     & Lybrand, L.L.P. as independent       / /     / /       / /
      auditors of the Company.

6.  Transaction of such other business
      as may properly come before the
      meeting and any adjournments
      thereof.

    Mark Here For       / /                 Mark Here If You         / /
    Address Change                          Plan To Attend
    And Note At Left                        The Meeting

Please date and sign as name is imprinted hereon, including designation as executor, trustee, etc. if applicable. A corporation must sign in its name by the president or other authorized officers. All co-owners must sign.


Signature:_______________ Date:_______ Signature:_______________ Date:________